EXHIBIT 16.2

                               William D. Lindberg
                           Certified Public Accountant
                               1064 Clipper Court
                          Costa Mesa, California 92627
                            Tel./Fax. (949) 548-6546


September 17, 1999



Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

         I have read Item 4 of the Report on Form 8-K/A-3 of Physical Spa & Fitness, Inc. and I agree with statements contained therein as they relate to my firm. I discussed with Arthur Andersen the issue of related party transaction with respect to fiscal year ended December 31, 1996, and inquired what changes they recommended in the disclosure in the financial statements for that year. Arthur Andersen & Co., indicated that they have not studied the issue in depth and they were not in a position to make any recommendations as to any changes in the financial statements for fiscal year ended December 31, 1996, or for any other year on which they had rendered an opinion.


Very truly yours,


/s/William D. Lindberg

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